Exhibit 10.2

Centrus Energy Corp.

2014 Post-Restructuring Incentive Plan

(Annual Awards, Long-Term Incentive Cash Awards, Equity Awards)

I.	PURPOSE

The purpose of this 2014 Post-Restructuring Incentive Plan (the “2014 Incentive Plan” or “Plan”), is to motivate executives and other key employees of Centrus Energy Corp. and its affiliates (collectively, the “Company”) to make extraordinary efforts to increase the value of the Company’s Shares and to achieve goals that are important to the Company in 2014 and beyond. The Plan arises under and is subject to the terms of the Centrus Energy Corp. 2014 Equity Incentive Plan, as may be amended and/or restated from time to time (the “Equity Incentive Plan”). In the event of a conflict or inconsistency between the terms of this Plan and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. If not otherwise defined herein, capitalized terms within this Plan shall have the same meaning as provided under the Equity Incentive Plan.

II.	EFFECTIVE DATE

The Plan’s effective date (“Effective Date”) is the date on which the plan of reorganization of the Company takes effect following entry of the order of confirmation by the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) with respect to the Company’s voluntary Chapter 11 case filed on March 5, 2014 (the “Chapter 11 Case”).

III.	OVERVIEW

The Plan provides for three types of Awards to be granted in 2014: an Annual Incentive Award (“Annual Award”) payable in cash, a Long-Term Incentive Cash Award (“LT Incentive Cash Award”), and an Option Award.

IV.	PLAN OPERATION

A. Eligibility for Participation - The initial 2014 Incentive Plan participants for Annual Awards, LT Incentive Cash Awards and Option Awards as of the Effective Date are shown in the chart in Exhibit 1 for each type of Award.

V. ANNUAL AWARDS and LT INCENTIVE CASH AWARDS

A. Target Awards – The Performance Period for Annual Awards shall be the period from the Effective Date through December 31, 2014. The Performance Period for LT Incentive Cash Awards shall be the period from the Effective Date through the date set by the Committee at the time it sets Performance Goal(s) for the LT Incentive Cash Awards, which shall be not sooner than December 31, 2014, and not later than 36 months after the Effective Date.

1. The target Annual Award under the Plan for the applicable Performance Period (the “Target Annual Award”) shall be as set forth in Exhibit 1. Notwithstanding the foregoing, if the third quarter 2014 award under Part A of the Quarterly Incentive Plan has not been paid as of the Effective Date, the Target Annual Award shall be 50% of the percentage shown in the chart in Exhibit 1, and if the third quarter 2014 award under Part A of the Quarterly Incentive Plan has been paid as of the Effective Date, the Target Annual Award shall be 25% of the percentage shown in the chart in Exhibit 1. The Annual Award is intended to supersede Part A of the Company’s Quarterly Incentive Plan for the third quarter of 2014 if the third quarter award under Part A of the Quarterly Incentive Plan has not been paid as of the Effective Date, and accordingly if the third quarter award under Part A of the 2014 Quarterly Incentive Plan has not been paid by the Effective Date, any third quarter or later quarter awards shall be cancelled.

2. The target Long-Term Incentive Cash Award under the Plan for the applicable Performance Period (the “Target LT Cash Award”) shall be as set forth on Exhibit 1. Notwithstanding the foregoing, if the third quarter 2014 award under Part B of the Quarterly Incentive Plan has not been paid as of the Effective Date, the Target LT Incentive Cash Award shall be 50% of the percentage shown in the chart in Exhibit 1, and if the third quarter 2014 award under Part B of the Quarterly Incentive Plan has been paid as of the Effective Date, the Target LT Incentive Cash Award shall be 25% of the percentage shown in the chart in Exhibit 1. The LT Incentive Cash Award is intended to supersede Part B of the Company’s Quarterly Incentive Plan for the third quarter of 2014 if the third quarter award under Part B of the Quarterly Incentive Plan has not been paid as of the Effective Date, and accordingly if the third quarter award under Part B of the 2014 Quarterly Incentive Plan has not been paid by the Effective Date, any third quarter or later quarter awards shall be cancelled.

3. Nothing herein shall cancel any obligation of the Company to pay the Quarterly Incentive Plan Part A and Part B award payment(s) for the first and second quarters of 2014, which shall be paid, if at all, pursuant to the terms of the Quarterly Incentive Plan governing Part A and Part B awards, subject to any required court approval.

B. Performance Goals – Performance Goals shall be designated from among the various performance criteria under the 2014 Equity Incentive Plan.

1. The Performance Goal for the Performance Period for Target Annual Award is:

•	Secure a commitment in 2014 that will continue the American Centrifuge Program for at least one year beyond September 2014 on a basis that will maintain a domestic enrichment capability using the American Centrifuge technology while preserving the optionality for future commercialization, provided that Centrus Energy Corp. retains a material ownership interest or material contractual role, directly or through its affiliates, in such program during the period.

2. One or more Performance Goals for the Performance Period for the Target LT Cash Award shall be set by the Committee as soon as reasonably practical after the Effective Date, but no later than 60 days after the Effective Date. Such Performance Goals may, in the Committee’s discretion, include a threshold level of performance, below which no LT Incentive Cash Award will be paid, and a maximum level of performance at which 125% of the Target LT Incentive Cash Award may be paid. The Committee may provide for interpolation for performance between threshold and target performance and between target and maximum performance.

C. Certification of Performance—

1. Annual Award. Following the completion of the Performance Period for the Annual Award, the CEO will review the achievement of the Performance Goal and will advise the Committee of the level of performance (except in the case of the Annual Award for the CEO, in which case the Committee will determine the achievement level), with appropriate supporting documentation. The Committee will certify the level of achievement of the Performance Goal and the amount of the Annual Award to be paid to each participant.

2. LT Incentive Cash Award. During the Performance Period for the LT Incentive Cash Award, the CEO will monitor the level of achievement of the Performance Goal(s) and will periodically advise the Committee of the level of performance (except in the case of the LTI Incentive Cash Award for the CEO, in which case the Committee will determine the achievement level), with appropriate supporting documentation. Within 60 days after attainment of the Performance Goal(s), or, if the Performance Goal(s) have not previously been met, within 60 days after the end of the applicable Performance Period, the Committee will certify the level of achievement of the applicable Performance Goal(s) and, based on the level of achievement, the amount of the LT Incentive Cash Award to be paid to each participant. In the case of multiple Performance Goals that extend beyond December 31, 2014, such certification shall occur for a particular Performance Goal as such Performance Goal is achieved and shall not be held pending achievement of all Performance Goals.

D. Time and Form of Payment – Annual Awards and LT Incentive Cash Awards will be paid only following the Committee’s certification of the level of attainment of the applicable Performance Goal(s), and except as expressly provided in Section V.E. below, such payment will be conditioned on the participant’s continued employment with the Company on the payment date. Such Awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or “clawback” policy the Company may have in effect at the time the Award is paid.

1. Annual Awards. Payment of Annual Awards, to the extent earned, will be made as soon as possible after the Committee’s certification of the level of attainment of the applicable Performance Goal after the end of the applicable Performance Period, but in no event earlier than January 1, 2015 or later than the 15th day of the third month beginning after the end of the applicable Performance Period.

2. LT Incentive Cash Awards. Payment of LT Incentive Cash Awards, to the extent earned, will be made as soon as possible after the Committee’s certification of the level of attainment of the applicable Performance Goal after the end of the applicable Performance Period with respect to such Performance Goal, and shall be paid no sooner than the first day following the end of the Performance Period over which the LT Incentive Cash Award is earned and no later than the 75th day following the end of such Performance Period (in the event that the period pursuant to which the LT Incentive Cash Award could be paid spans more than one calendar year, the payment shall be made in the later calendar year) (the “LTI Regular Payment Date”).

E. Effect of Termination of Service

1.	Death or Disability. If a participant’s employment is terminated due to death or Disability prior to payment of an Annual Award or a LT Incentive Cash Award, the participant (or beneficiary, in the case of death) will be entitled to payment of a pro rated portion of the applicable outstanding Award of the participant, within 60 days of such termination, without regard to actual performance (i.e., as though the Performance Goal(s) had been attained at the target level). The amount paid will be the participant’s Target Annual Award and the Target LT Incentive Cash Award for the Performance Period, multiplied by a fraction (the “Pro-ration Fraction”), the numerator of which is the number of days the participant was employed by the Company during the applicable Performance Period and the denominator of which is the number of days in the applicable Performance Period.

2.	Termination without Cause. If a participant’s employment is terminated due to involuntary separation from service by the Company other than for Cause or if a participant has a separation from service for Good Reason (as defined below) prior to the payment of an Award, then, the Award shall be paid as follows:

•	A pro rata portion of the Annual Award shall be paid consistent with the Company’s Executive Severance Plan as a “Prorated Performance Bonus” payable thereunder.

•	Except as provided below in connection with a Change in Control, the participant will be entitled to payment of a pro-rated portion of the LT Incentive Cash Award, based on actual performance. The amount payable shall be the amount of the Award that would have been paid based on actual performance had the participant remained in employment, multiplied by the Pro-Ration Fraction. The pro-rated Award shall be paid at the same time as Awards are paid to participants who remain in employment, subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan on the LTI Regular Payment Date.

3.	Other Termination of Employment. If the participant incurs a termination of employment for any other reason (not set forth above) prior to payment of an Annual Award or a LT Incentive Cash Award, including a voluntary termination of employment, retirement or termination for Cause, such unpaid Award will be forfeited.

4.

Change in Control. Notwithstanding anything herein or the Executive Severance Plan to the contrary, if a participant’s employment is involuntarily terminated by the Company other than for Cause or is terminated by the participant for Good Reason (as defined below), in either case within three months prior to or within one year following a Change in Control, the Committee will immediately vest and pay out (i) the Annual Award on the 60th day following such termination as though the applicable Performance Goals had been achieved at the target level and (ii) the LT Incentive Cash Award on the LTI Regular Payment Date based on actual performance through the date of termination as determined by the Committee, and any Performance Goals not attained shall result in the forfeiture of the LT Incentive Cash Award attributable to such unattained Performance Goals. The payment of any such Award shall be subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan. For purposes of this 2014 Incentive Plan, “Good Reason” shall have the same meaning defined for that term in the Company’s Executive Severance Plan, whether or not the individual is a participant in such Executive Severance Plan.

VI. OPTION AWARD - The Committee shall determine for each individual eligible for an Option Award as shown in the chart in Exhibit 1 the number of options granted, such grant to be made as soon as reasonably practical after the Effective Date, but no more than 60 days after the Effective Date. Thereafter, the Committee may from time to time designate additional option grantees or additional option grants, and (in either case) the number of options granted. A participant’s Option Award under the Plan, if any, shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement.

VII. ADMINISTRATIVE MATTERS

A. 409A Matters. Annual Awards payable under this plan are intended not to be deferred compensation within the meaning of Section 409A of the Code, and the 2014 Incentive Plan will be administered and interpreted to be consistent with that intention. Annual Awards that are earned will in no event be paid later than the 15th day of the third month after the later of the last day of the calendar year or the last day of the fiscal year in which they are earned. LT Incentive Cash Award shall be treated as deferred compensation within the meaning of Section 409A of the Code, and the 2014 Incentive Plan will be administered and interpreted to be consistent with that intention. In that regard, in the event that the participant is a “specified employee” within the meaning of Section 409A at the time of the termination (other than due to death), then notwithstanding anything contained in this 2014 Incentive Plan to the contrary, the LT Incentive Cash Award shall be delayed and paid on the first business day following the date that is six months following the date of participant’s termination of employment, or earlier upon such participant’s death. Each payment payable under this 2014 Incentive Plan that is considered to be deferred compensation subject to Code Section 409A is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

B. Effect of Awards on Other Benefits. An Annual Award, to the extent earned, but not a LT Incentive Cash Award, will, as reasonably determined by the Committee in good faith, be considered in the definition of pay used to determine, as applicable: (1) the participant’s severance benefits under the Centrus Energy Corp. Executive Severance Plan or any other severance plan in which he or she participates, (2) the participant’s severance benefits under his or her change in control agreement with the Company, (3) the participant’s benefits under the USEC Inc. 1999 Supplemental Executive Retirement Plan, as amended and restated effective November 1, 2010, the USEC Inc. 2006 Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2008, the USEC Inc. Pension Restoration Plan, as amended and restated effective January 1, 2008, and the Employees’ Retirement Plan of USEC Inc., as amended and restated effective January 1, 2011, in each case as such plans are amended and may be further amended and/or restated from time to time or any successor plan, and (4) group variable universal executive life insurance. Except as provided above in this Section VII.B, amounts payable to any participant under the Plan shall not be taken into account in computing the participant’s compensation for purposes of determining any pension, retirement, death or other benefit under any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company, except as such other plan or agreement shall otherwise expressly provide.

C. 2014 Quarterly Incentive Plan. Effective as of the Effective Date, the 2014 Quarterly Incentive Plan shall terminate and no further awards shall be paid under it.

EXHIBIT 1

Participants in the Annual Award and Long-Term Incentive Cash Award for 2014.

The following shall be participants based on their titles: President/ CEO, Senior Vice Presidents, Vice Presidents. Key Employees will be individually designated from time to time by the Committee on the recommendation of the CEO.

Target Award levels for the Annual Award and Long-Term Incentive Cash Award and Number of Option Awards for 2014

Executive Level	Target Annual Award*	Target LT Incentive Cash Award*	LT Incentive Option Award
President/CEO	70%	70%	TBD
Senior Vice Presidents	70%	70%	TBD
Vice Presidents	36%-60%	36%-60%	TBD
Key Employees	18%-36%	15%-36%	N/A

*	The target shall be the indicated percentage of base salary as in effect on the Effective Date (or if later, the date an individual is designated as a participant).

Participants Joining after the Effective Date

If, due to special circumstances, an employee who is not at one of the levels set forth in the chart above and who is not subject to Section 16 of the Securities Exchange Act of 1934 becomes eligible to participate in the Plan, the applicable target percentage of base salary for such individual will be determined by the CEO, as approved by the Committee, but will not exceed the maximum target percentage for the Vice President level as shown in the chart above. Such target percentage shall be adjusted as provided in Section V.A.1. or Section V.A.2. of the Plan, as applicable.

If an employee becomes eligible to participate in the Annual Award and/or the LT Incentive Cash Award for 2014 after the Effective Date, the employee’s target Annual Award and/or Target LT Incentive Cash Award, as adjusted under Section V.A.1. or V.A.2. of the Plan will be also prorated by the Pro-ration Fraction.